SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, DC 20549

                                 ___________

                                  FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  September 30, 1994


                                   GIANT FOOD INC.
                (Exact Name of Registrant as Specified in Charter)

                 Delaware                              1-4434
(State or other jurisdiction of incorporation)   (Commission File Number)

              53-0073545
(IRS Employer Identification No.)

6300 Sheriff Road, Landover, Maryland                 20785
(Address of Principal Executive Offices)            (Zip Code)

Registrant's telephone number, including area code     301-341-4100

Not applicable
(Former Name or Former Address, if Changed Since Last Report)


























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 Item 5.  Other Events

      On September 30, 1994, Heidi J. Berry, Bernhardt R. Ferson Lehrman and Samuel M. Lehrman, Trustees under Article Fourth of the Will of Charlotte Ferson Lehrman, deceased (the "Lehrman Trust"), and the Trustees individually, together with various family members and related trusts (the "Lehrman Family") entered into a purchase agreement to sell all of their holdings in Giant Food Inc. (the "Company") to J. Sainsbury PLC ("Sainsbury"), a leading food retailer in the United Kingdom.

     The Lehrman Trust has agreed to sell to Sainsbury its 125,000 Class AL voting shares, representing 50% of the Company's total outstanding voting stock, and the Lehrman Trust and the Lehrman Family have agreed to sell to Sainsbury their 9,529,405 Class A non-voting shares, representing approximately 16% of the Company's total non-voting shares for a total cash consideration of approximately 325 million dollars. Sainsbury will finance the purchase from its existing cash and bank borrowing. The closing of the transaction is expected to occur upon receipt of certain regulatory approvals.

     In accordance with the Company's Certificate of Incorporation, as the result of its acquisition of the Class AL voting shares, Sainsbury will have the right to elect three of the seven members of the board of directors of the Company (the "Board"). It is expected that upon the closing of the transaction, the Class AL Directors, Samuel M. Lehrman, Max
N. Berry, and Scott B. Laurans will relinquish their three seats on the Board and Sainsbury will elect three persons to hold those directorships. Sainsbury will announce those persons who will fill the three directorships at closing. Mr. Israel Cohen, who owns 125,000 shares of Class AC voting shares, representing 50% of the Company's total outstanding voting stock, retains the right to elect the remaining four directors and continues as Chairman of the Board and Chief Executive Officer.

     The stock acquisitions by Sainsbury will not affect the Company's operations which will continue as usual.























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
                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Giant Food Inc.



                                              (Registrant)

Dated:   October 13, 1994
                                   By /s/ David W. Rutstein
                                   Name:   David W. Rutstein
                                   Title:  Senior Vice President
                                           - General Counsel








































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